Exhibit 23.1


INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Registration Statement of CharterMac (formerly known as Charter Municipal Mortgage Acceptance Company) on Form S-8/A of:

o Our report dated March 7, 2003, except for Note 19, as to which the date is April 1, 2003, incorporated by reference in the Annual Report on Form 10-K of Charter Municipal Mortgage Acceptance Company for the year ended December 31, 2002;
o Our report dated April 10, 2003, appearing in the Definitive Proxy Statement dated September 5, 2003 on Schedule 14A relating to the combined financial statements of Related Capital Company and Affiliates for the year ended December 31, 2002; and

We also consent to the reference to us under the heading "Experts" in the Re-Offer Prospectus, which is part of this Registration Statement.


 /s/ DELOITTE & TOUCHE LLP


March 1, 2004